Exhibit 10.2


November 2, 2004


Mr. Dennis J. Keller
1155 35th Street
Oak Brook, IL 60523

Dear Dennis:

This letter confirms your re-election and continuation of the office and position of Chairman of the Board of Directors of DeVry Inc. ("DeVry"), and relinquishment of your title and duties as Co-Chief Executive Officer of DeVry, effective July 1, 2004, as you proposed and as mutually agreed by the Board of Directors and you on June 22, 2004. Your duties and responsibilities as Chairman shall be modified to include those specific duties and responsibilities set forth in the minutes of that Board meeting, as well as such other duties as the Board and you from time to time agree. The office and position and these duties for DeVry are in accordance with Section 1 of your 2002 Employment Agreement with DeVry and DeVry University, Inc., dated as of July 1, 2002, and the by-laws by DeVry.

No change is contemplated to the term of your employment, which will continue until June 30, 2005 and thereafter, as provided in Section 3(a) of your 2002 Employment Agreement, or your subsequent succession to Senior Advisor status as provided under Section 4 of your 2002 Employment Agreement and your Senior Advisor Agreement with DeVry and DeVry University, Inc. also dated July 1, 2004.

Effective July 1, 2004, you base salary shall be an annual rate of $646,088, which amount shall be your "base salary" provided under Section 5(a) and for all other purposes under your 2002 Employment Agreement.

In all other respects, your 2002 Employment Agreement is affirmed, ratified and continued, as modified hereby.

Please signify your agreement by your signature below. We are delighted with your new role and look forward to many continuing years of your active contributions to DeVry's success.

Sincerely,


-----------------------------               ---------------------------
Thurston Manning, Chairman                  Dennis J. Keller
Compensation Committee
DeVry Inc. Board of Directors